Exhibit 99.1

For More Information:
Scott Cordell
scottc@wula.com
1-800-247-2045
509-951-1365 (Mobile)

Western United Names Stephen Corker Chairman and
Dale Whitney President

     SPOKANE, WA — February, 2 — The boards of Western United Holding Company (AMEX:WUC.pr) and Western United Life Assurance Company announced today that Stephen Corker, 62, business leader and former Spokane City Councilmember, has been named chairman of the board of both the holding company and its indirectly, wholly owned subsidiary. The boards also elected Dale Whitney, 55, current president of affiliates Old West Annuity & Life Insurance and Old Standard Life Insurance, president of both companies and a member of both boards of directors. Both Corker and Whitney succeed John Van Engelen, who has resigned as chairman, president and CEO of Western United Holding Company and as president of Western United Life Assurance Company to take a position with a Kansas-based insurance firm. Sam Smith also resigned as director of both boards.

     “Dale is just the experienced leader with strong operational skills that we need for the next phase of our companies’ development,” said Corker. “We appreciate John’s great contribution to Western United and believe Dale is the right leader to build on John’s legacy and take full advantage of our unique assets and market-leading position for the benefit of our policyholders.”

     “I am honored to have been asked by the board to increase my responsibilities to include Western United. We have a loyal policyholder base, a strong management team, a talented workforce and a leadership position in the three regions in which we do business,” said Whitney. “I look forward to working with the board, management and employees to make Western United, Old Standard and Old West the best in the business.”

     Corker was elected to the Spokane City Council in November 1999 and served for a four-year term. A 34-year resident of Spokane, Corker has a long record of community service and has served on many civic and professional boards. He served as president of Coons, Corker & Associates, Inc., a Spokane advertising, public relations and marketing firm, from 1977 to 1998.

     Since 1969, Whitney has served in nearly every capacity of the insurance and annuities business. He has worked closely with agents, underwriters and customers. Whitney was named president of Old Standard and Old West in 2003 and helped launch Old West as a subsidiary in 1996. Prior to that time he served as vice president of sales at Western United. Whitney is a member of the National Life Underwriters Association and the Western Agents and Officers Association.

     “I have worked side by side with Dale for 14 years and I have complete confidence in his excellent leadership abilities,” said Van Engelen. “While it is difficult to leave Western United, I know I’m leaving it in capable hands and I believe the company is well poised for continued success.”

About Western United

     Western United Holding Company is inactive except as owner of Western United Life Assurance Company. Western United Life Assurance Company has over 40,000 policyholders in 16 states throughout the United States, assets of more than $1.7 billion and above average capital and surplus ratios. The company was founded in 1963 and is affiliated with more than two thousand independent agents.

About Old Standard Life Insurance Company

     Old Standard Life Insurance Company is an Idaho domestic company that began operations in 1990. It is licensed to conduct business in 8 states.

Old West Western Annuity & Life Insurance Company

     Old West Annuity & Life Insurance Company is an Arizona domiciled life insurance company, which was founded under the name Arizona Life Insurance Company, and was acquired by Old Standard Life Insurance Company in 1996. It is licensed in 6 states.

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